Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS RESULTS FROM ITS ANNUAL MEETING OF STOCKHOLDERS AND THE STATUS OF ITS LISTING ON THE NASDAQ CAPITAL MARKET

McLEAN, VA. – (BUSINESS WIRE) – June 22, 2006 – PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, announced that at its Annual Meeting of Stockholders held earlier this week the Company’s Stockholders approved the following proposals : (1) the election of David Hershberg and Pradman Kaul to serve as Directors of the Company for a three year term expiring at the 2009 Annual Meeting of Stockholders; (2) the authorization of an amendment to the Company’s Certificate of Incorporation to effect a one-for-ten reverse stock split; and (3) the authorization of an amendment of the Company’s Certificate of Incorporation allowing an increase of authorized Common Stock from 150,000,000 to 300,000,000. As explained in the proxy materials that were sent to Stockholders, since both the reverse stock split and increase in authorized shares were approved by the Stockholders, the Company’s Board of Directors is authorized to implement one of these two proposals, in its discretion, without further approval or authorization of the Stockholders. No determination has yet been made by the Board of Directors with respect to the implementation of either proposal.

The Company also announced that it has received notice that an oral hearing for its appeal of the Nasdaq Listing Qualification Staff’s determination to delist the Company’s Common Stock from the Nasdaq Capital Market is scheduled for July 20, 2006 before a Listing Qualifications Panel. Pending a final written decision by the Panel, the Company’s Common Stock will continue to trade on the Nasdaq Capital Market. There can be no assurance that the Panel will grant the Company’s request for continued listing on the Nasdaq Capital Market.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com